Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-281298) of Repare Therapeutics Inc.;

(2) Registration Statement (Form S-8 No. No 333-279721) pertaining to the 2024 Inducement Plan of Repare Therapeutics Inc.;

(3) Registration Statement (Form S-8 Nos. 333-277451, 333-270170, 333-239400, 333-255048 and 333-263469) pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Repare Therapeutics Inc.; and

(4) Registration Statement (Form S-8 No. No 333-272269) pertaining to the New Hire Inducement Stock Option Grant of Repare Therapeutics Inc.;

of our report dated March 3, 2025, with respect to the consolidated financial statements of Repare Therapeutics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Montreal, Canada

March 3, 2025